UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of the earliest event reported):  November 22, 2011

CHISEN ELECTRIC CORPORATION
(Exact name of registrant as specified in charter)

Nevada	333-128532	20-2190950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1188, Taihu Avenue, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:    (86) 572-6267666

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modification to Rights of Security Holders

On November 22, 2011 (the “Effective Date”), Chisen Electric Corporation, a Nevada corporation (the “Company”), has effected a forward split of its common stock, par value $0.001 per share (“Common Stock”) and the proportional increase in its authorized shares of Common Stock at a split ratio of 10-for-1.  As a result of this corporate action, the total number of issued and outstanding shares of Common Stock increased from 50,000,000 to 500,000,000, and the Company’s authorized shares of Common Stock simultaneously increased from 100,000,000 to 1,000,000,000 shares.  Shares of Common Stock are payable pursuant to the 10-for-1 forward stock split upon surrender of old certificates to the Company’s transfer agent, Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, telephone (801) 272-9294, facsimile (801) 277-3147.

There has been no adjustment to the par value of the Common Stock and no changes have been made to the Company’s preferred stock as a result of this corporate action (as of the Effective Date, the Company had no shares of preferred stock issued or outstanding).  The Company’s Board of Directors approved this corporate action however shareholder approval was not required pursuant to Sections 78.207 and 78.209 of the Nevada Revised Statutes (“NRS”).  In accordance with the NRS, the Company filed a “Certificate of Change Pursuant to Section 78.209” with the Nevada Secretary of State which became effective after the Financial Industry Regulatory Authority announced the effectiveness of the corporate action.  Please note that as a result of the forward stock split, on the Effective Date a “D” will be appended to the Company’s stock symbol for 20 business days (including the Effective Date).

Item 5.03  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

           Please see Item 3.03 above.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Item	Location

Exhibit 3.1	Certificate of Change Pursuant to Section 78.209, filed with the Nevada Secretary of State	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2011	CHISEN ELECTRIC CORPORATION

	By:	/s/Xu Kecheng
	Name:	Xu Kecheng
	Its:	Chief Executive Officer